++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                Filed pursuant to Rule 424(b)(2)
                                                SEC File No. 333-68243

                   SUBJECT TO COMPLETION DATED APRIL 19, 1999

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 31, 1999)

                                  $300,000,000

                           ALLTEL
                           CORPORATION

                            % Debentures due    , 2029

  We will pay interest on the debentures on    and    of each year. We will
make the first payment on     . We will issue the debentures only in
denominations of $1,000 and multiples of $1,000.

                                  -----------

  We may, at our option, redeem all or part of any debenture at the redemption price referred to in this prospectus supplement. The debentures do not provide for any sinking fund. We will make all payments of principal and interest in immediately available funds.

                                  -----------

Neither the Securities and Exchange Commission nor any other regulatory body has approved these securities or passed upon the accuracy or truthfulness of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                         Price to Underwriting Discounts       Proceeds to
                          Public     and Commissions     ALLTEL, before expenses
                         -------- ---------------------- -----------------------
Per Debenture...........       %               %                      %
Total...................   $               $                      $

  The initial public offering price set forth above does not include accrued
interest, if any. Interest on the debentures will accrue from      , 1999.

The underwriters expect to deliver the debentures in book-entry form only
through the facilities of the Depository Trust Company, on      , 1999 against
payment therefor in same day funds.

                                  -----------

Stephens Inc.                                NationsBanc Montgomery
                                                 Securities LLC
                              Salomon Smith Barney

           The date of this Prospectus Supplement is         , 1999.

                                USE OF PROCEEDS
  The net proceeds from the sale of debentures will be approximately $   .
ALLTEL intends to use these proceeds to repay borrowings under the ALLTEL revolving credit agreement.
  The revolving credit agreement has a termination date of October 1, 2003, with provisions for annual extensions. As of March 31, 1999 the outstanding borrowings under the revolving credit agreement were $610.2 million, and the weighted average rate of interest on ALLTEL borrowings under the revolving credit agreement was 5%. On July 1, 1998 ALLTEL borrowed approximately $498 million under the revolving credit agreement and used the money to repay approximately $498 million of outstanding borrowings under a credit agreement of ALLTEL's wholly-owned subsidiary, 360(degrees) Communications Company.

                         DESCRIPTION OF THE DEBENTURES
  The following description of the particular terms of the  % Debentures due
     , 2029 supplements the description of the general terms and provisions of the securities set forth in the prospectus under the caption "Description of Securities." Certain terms used in this prospectus supplement are defined in the prospectus.

General
  ALLTEL will date the debentures as of their date of authentication and will issue the debentures only in fully registered form without coupons in denominations of $1,000 or multiples of $1,000. The debentures are being issued as a series of securities under the indenture dated January 1, 1987, which is more fully described in the prospectus, as supplemented by a First Supplemental Indenture dated March 1, 1987, a Second Supplemental Indenture dated April 1, 1989, a Third Supplemental Indenture dated May 8, 1990, a Fourth Supplemental Indenture dated March 1, 1991, a Fifth Supplemental Indenture dated October 1, 1993, a Sixth Supplemental Indenture dated April 1, 1994, a Seventh Supplemental Indenture dated September 1, 1995, an Eighth Supplemental
Indenture dated March 1, 1996 and a Ninth Supplemental Indenture dated      ,
1999.
  The debentures mature on      , 2029, and bear interest from      , 1999, at
the rate of     , payable semi-annually, based upon a 360-day year consisting
of twelve 30-day months, on     and     in each year to the registered owners
thereof as of the close of business on the preceding     , or      , as the
case may be.
  No sinking fund is provided for the debentures.
  ALLTEL will not pay additional amounts in respect of taxes or similar charges withheld or deducted on the debentures held by a person who is not a U.S. person.

Redemption at the Option of ALLTEL
  ALLTEL has the option at any time to redeem the debentures, in whole or in part, at a redemption price equal to the greater of:
  . 100% of the principal amount of such debentures; and
  . the sum of the present value of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a
    semi-annual basis at the Treasury Rate plus     basis points, plus in
    each case accrued interest to the date of redemption.
  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue equal to the Comparable Treasury Price for such redemption date.
  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debentures.
  "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with ALLTEL.
  "Comparable Treasury Price" means, with respect to any redemption date either:
  . the average of the bid and asked prices for the Comparable Treasury Issue on the third business day preceding such redemption date, as set forth in the daily statistical release published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S.
    Government Securities" or
  . if such release is not published or does not contain such prices on such business days, (a) the average of the Reference Treasury Dealer
    Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.
  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third business day preceding such redemption date.
  "Reference Treasury Dealer" means each of NationsBanc Montgomery Securities LLC, Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the these shall cease to be a primary U.S. Government securities dealer, ALLTEL will substitute another primary U.S. Government securities dealer.

  For the purposes of this section, the price of a Comparable Treasury Issue is expressed as a percentage of its principal amount.
  ALLTEL will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed.
  Unless ALLTEL defaults in payment of the redemption price, on and after the redemption date all or part of the debentures called for redemption:
  . will cease to accrue interest;
  . will cease to be outstanding; and
  .  will only represent the right to receive the redemption price plus accrued interest to the date of redemption.
  If ALLTEL redeems your debentures, you would have to reinvest the redemption price in a security paying interest at a rate at least equal to the Treasury
Rate plus     basis points and having a term to maturity equal to the remaining term to maturity of the debentures in order to receive the same investment return that you anticipated receiving on your investment in the debentures. Various factors could influence ALLTEL's decision to redeem all or part of the debentures, including market interest rates at the time of the decision and ALLTEL's financing needs and flexibility.

Book-Entry System
  Upon issuance, the debentures will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, which will act as depositary with respect to the debentures. The global securities representing the debentures will be registered in the name of the depositary or its nominee. This means that ALLTEL will not issue certificates to each purchaser of debentures. Ownership by purchasers of the debentures and any transfers of the debentures will be reflected only though electronic records maintained by the depositary. You or your agent (your broker, for example) will therefore need an account with the depositary. Except under the circumstances described in the accompanying prospectus under "Description of Securities--Book-Entry System," the debentures will not be issuable in definitive form. So long as the debentures are represented by one or more global securities, the depositary or its nominee will be considered the sole owner or holder of the debentures for all purposes under the indenture, and the beneficial owners of the debentures will be entitled only to those rights and benefits afforded to them in accordance with the depositary's regular operating procedures. A further description of the depositary's procedures with respect to global securities is set forth in the accompanying prospectus under "Description of Securities--Book-Entry System." The depositary has confirmed to ALLTEL, the underwriters and the trustee that it intends to follow such procedures with respect to the debentures.

Same-Day Settlement and Payment
  The underwriters will make settlement for the debentures in immediately available funds. So long as the debentures are represented by global securities, ALLTEL will make all payments of principal and interest in immediately available funds.
  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, so long as the debentures are represented by global securities registered in the name of the depositary or its nominee, the debentures will trade in the depositary's Same-Day Funds Settlement System, and secondary market trading activity in the debentures will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the debentures.

                                  UNDERWRITING
  Stephens Inc., NationsBanc Montgomery Securities LLC, and Salomon Smith Barney Inc., the underwriters, have each severally agreed, subject to the terms and conditions of a Terms Agreement, with the Underwriting Agreement Basic Provisions as Annex A thereto, among ALLTEL and the underwriters, to purchase the principal amount of debentures set forth below opposite their respective names. The underwriters are committed to purchase all of such debentures if any are purchased.

                                                                    Principal
          Name of Underwriter                                         Amount
          -------------------                                      ------------
      Stephens Inc. .............................................. $100,000,000
      NationsBanc Montgomery Securities LLC.......................  100,000,000
      Salomon Smith Barney Inc....................................  100,000,000
                                                                   ------------
        Total..................................................... $300,000,000
                                                                   ============

  The underwriters have advised ALLTEL that sales of debentures to certain dealers may be made at a concession not in excess of % of the principal amount thereof, and that the underwriters may allow, and such dealers may reallow, discounts not in excess of % of the principal amount of the debentures on sales to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed. ALLTEL estimates
that its expenses related to the offering of the debentures will be $   .
  ALLTEL has agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.
  ALLTEL does not intend to apply for listing of the debentures on a national securities exchange, but has been advised by the underwriters that they intend to make a market in the debentures. The underwriters are not obligated, however, to make a market in the debentures and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or trading markets for, the debentures.
  In order to facilitate the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the debentures. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the debentures for their own account. In addition, to cover overallotments or to stabilize the price of the debentures, the underwriters may bid for, and purchase, the debentures in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the debentures in the offering, if they repurchase previously distributed debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the debentures above independent market levels.

  Neither ALLTEL nor the underwriters make any representations as to the effect the transactions described above may have on the price of the debentures. In addition, neither ALLTEL nor the underwriters make any representation that the underwriters will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.
  As of the date of this prospectus supplement, Stephens Group Inc., an affiliate of Stephens Inc., owned 16,300,144 shares of ALLTEL common stock, constituting approximately 5.82% of the issued and outstanding voting securities of ALLTEL. Neither the Underwriters nor any other dealer will confirm sales of debentures to any accounts over which they exercise discretionary authority without the prior written consent of the purchaser.
  NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, is the agent and has a commitment to make loans to ALLTEL under ALLTEL's revolving credit agreement.

                                 LEGAL OPINIONS

  Kutak Rock, 1650 Farnam Street, Omaha, Nebraska 68102, will pass upon legal matters for the underwriters in connection with the issuance and sale of the debentures. As of April 1, 1999, certain attorneys at Kutak Rock beneficially owned 8,750 shares of ALLTEL's common stock.

PROSPECTUS

                                      ALLTEL
                                      CORPORATION

                                Debt Securities

  We may offer and sell up to $500,000,000 in principal amount of our debt securities. We may determine the terms of the debt at a later time. The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt.

  The prospectus supplement that accompanies this prospectus describes the securities being offered, as well as the specific terms of the securities. Those terms may include:

        amount owed at maturity  interest rate
        the maturity date        redemption terms
        public offering price    interest payment dates

                               ----------------

Neither the Securities and Exchange Commission nor any other regulatory body has approved these securities or passed upon the accuracy or truthfulness of this prospectus. Any representation to the contrary is a criminal offense.

  We may offer the securities in amounts, at prices and on terms determined by market conditions at the time of offering. We may sell the securities through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

                               ----------------

                    This Prospectus is dated March 31, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ALLTEL.....................................................................   3
Incorporation of Certain Documents by Reference............................   4
Available Information......................................................   5
Use of Proceeds............................................................   5
Certain Financial Information..............................................   6
Description of Securities..................................................   7
Plan of Distribution.......................................................  14
Legal Opinions.............................................................  15
Experts....................................................................  15

                                     ALLTEL
  ALLTEL, a Delaware corporation, is a customer-focused information technology company that provides wireline and wireless communications and information services. ALLTEL owns subsidiaries that provide local telephone, long-distance telephone, network access and internet services, wireless communications, wide-area paging service, and information processing management services and advanced applications software. Telecommunications products are warehoused and sold by ALLTEL's distribution subsidiary. A subsidiary also publishes telephone directories for affiliated and independent telephone companies. ALLTEL's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, telephone (501) 905-8000.

Communications
  ALLTEL's wireline and wireless operations are combined into a single organization to efficiently develop, deliver and support a broad range of communication products and services in its geographically clustered markets primarily located in the Southeast and Midwest United States. ALLTEL's full product array and geographic focus allow it to bundle various services together, and ALLTEL is now able to offer various combinations of wireline and wireless telephone, long-distance, internet access, and paging services to its customer base.
  ALLTEL utilizes a growing fiber optic network to link its markets together, deploying the latest technologies to support leading-edge communication services.
  ALLTEL serves over 6 million communication customers and emphasizes local market presence to attract and retain customers. ALLTEL's direct distribution network consists of full service retail stores, outlets and kiosks in high traffic malls and department stores and a direct sales force. Its indirect distribution network utilizes nationally recognized and local dealers. In addition, ALLTEL offers centralized, 24-hour a day customer call and service centers to facilitate timely response to customer inquiries and service requests and to cross sell additional communications products and services to its customer base.

Information Services
  ALLTEL Information Services, Inc. provides a wide range of information processing services primarily to the financial services and telecommunications industries through information processing centers that it staffs, equips and operates. Information processing contracts are generally for a multi-year period. ALLTEL Information Services also develops and markets software worldwide to financial services and telecommunications companies operating their own information processing departments. The principal operating units of ALLTEL Information Services' business consist of the Financial Services Division and the Telecommunications Division.
  The Financial Services Division markets software and services that have been developed and improved continuously over the last three decades and are designed to fulfill substantially all of the retail and wholesale information processing and management information requirements of financial institutions. The Financial Services Division also provides data processing and related computer software and systems to financial institutions originating and/or servicing single family mortgage loans. This division's software products and processing services, combined with its team of consultants, are intended to offer a cost-effective alternative to the extensive technical support staff and the enlarged group of mortgage bankers which would otherwise have to be assembled in-house by each customer. The Financial Services Division's on-line systems automate processing functions required in the origination of mortgage loans, the management of such loans while in inventory before they are sold in the secondary market, and their subsequent servicing.
  The Telecommunications Division is primarily engaged in the development and marketing of billing services and customer care software to local telephone, wireless and personal communications service companies. In addition, the Telecommunications Division provides data processing and outsourcing services to both wireline and wireless telecommunications service providers.

Product Distribution Operations
  ALLTEL Supply, Inc., with warehouses and counter-sales showrooms across the United States, is a major distributor of telecommunications equipment and materials. It supplies equipment to affiliated and non-affiliated telephone companies, business systems suppliers, railroads, governments, and retail and industrial companies.

Other
  ALLTEL also operates subsidiaries that publish telephone directories and provide cable television service.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement. We incorporate by reference ALLTEL's Annual Report on Form 10-K (as amended by Form 10-K/A filed on March 26, 1999) for the year ended December 31, 1998 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering.

  We will provide free copies of any of these documents, if you write or telephone us at:

                               Investor Relations
                                One Allied Drive
                          Little Rock, Arkansas 72202
                            Telephone (501) 905-8999

                             AVAILABLE INFORMATION
  We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of our indenture, amendments to the indenture, and a form of the debt security to be issued. Descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described below.
  We file annual, quarterly and special reports and other information with the SEC. You may read and copy documents at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the operation of the public reference room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

                                USE OF PROCEEDS
  We intend to use the net proceeds from the sale of these debt securities to refinance existing debt, to finance acquisitions, as opportunities may arise, and for other general corporate purposes. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable prospectus supplement. We expect to engage in additional financing as needs arise.

                         CERTAIN FINANCIAL INFORMATION
  The following table sets forth certain financial information for ALLTEL. The periods presented include merger and integration expenses, provision to reduce carrying value of certain assets, gain on disposal of assets and other non-recurring and unusual items. You should read the following table together with the consolidated financial statements and accompanying notes of ALLTEL included in the documents under "Available Information."

                                                Year Ended December 31,
                                              ---------------------------
                                               1998   1997   1996   1995
     (Dollars in millions)                    ------ ------ ------ ------
     Total revenues and sales                 $5,194 $4,545 $4,239 $3,898
     Income before income taxes                 $972   $984   $579   $596
     Net income                                 $525   $589   $351   $353
     Capital Expenditures                       $869   $827   $764   $847
     Fixed charges                              $306   $293   $262   $298
     Ratio of earnings to fixed charges         3.98   4.18   3.03   2.92
     Long-term debt as a percentage of total
      capitalization (end of period)           52.0%  57.9%  57.7%  63.0%

  The ratio of earnings to fixed charges was 2.54 for the year ended December 31, 1994. For purposes of this calculation, earnings consist of the sum of income before income taxes and adjustments for minority interests in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees less amounts for capitalized interest, preference security dividend requirements of consolidated subsidiaries and the minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest on indebtedness, amortized expenses related to indebtedness, the portion of rental expense representative of the interest factor and preference security dividend requirements of consolidated subsidiaries.

  The following table sets forth ALLTEL's capitalization as of December 31, 1998.

                                                                     % of
                                                    Outstanding Capitalization
     (Dollars in millions)                          ----------- --------------
     Long-term debt (including current maturities)    $3,547         52.0%
     Preferred stock, redeemable                           5           .1
     Preferred stock, non-redeemable                       9           .1
     Common equity                                     3,262         47.8
                                                      ------        -----
                                                      $6,823        100.0%
                                                      ======        =====

                           DESCRIPTION OF SECURITIES
  The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the particular terms and provisions of, and the extent to which the general terms and provisions described below may apply to, a series of debt securities.
  ALLTEL will issue the debt securities under an indenture between ALLTEL and Chase Manhattan Trust Company, National Association, which acts as trustee. The indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the securities, and it is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including the definition of certain terms used in the indenture. We include references in parentheses to certain sections of the indenture.

General
  Each series of debt securities will constitute unsecured and unsubordinated indebtedness of ALLTEL and will rank on an equal basis with ALLTEL's other unsecured and unsubordinated indebtedness. You should refer to the prospectus supplement for the terms of the particular series of debt securities that we are offering, including:

  . the title of the debt securities of the series;
  . any limit upon the aggregate principal amount;
  . the date or dates on which the principal will be payable;
  . the rate or rates, or manner of calculation, if any, at which the debt securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to securities of the series in registered form, the record date for the interest payable on any interest payment date;
  . the place or places where the principal of and interest, if any, will be payable;
  . any redemption or sinking fund provisions;
  . if other than the principal amount thereof, the portion of the principal amount that will be payable upon declaration of acceleration of the maturity thereof;
  . whether we will issue debt securities of the series in registered or unregistered form, or both;
  . the terms upon which a holder may exchange unregistered securities for securities in registered form and vice versa;
  . whether we will issue debt securities in the form of one or more "global securities" through the book-entry system of The Depository Trust Company, New York, New York;
  . whether and under what circumstances ALLTEL will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of taxes or similar charges withheld or deducted and, if so, whether ALLTEL will have the option to redeem such securities rather than pay such additional amounts; and
  . any additional provisions or other special terms not inconsistent with the provisions of the indenture, including any terms that may be required by or advisable under United States law or regulations or advisable in connection with the marketing of debt securities of such series.

  To the extent not described in this prospectus, principal and interest, if any, will be payable, and the debt securities of a particular series will be transferable, in the manner described in the prospectus supplement relating to such series.
  Debt securities of any series may be issued as registered securities or unregistered securities, or both. In this prospectus and the prospectus supplement we refer to the person in whose name a registered security is registered and the bearer of an unregistered security as a "holder." A registered security is a security registered in the name of the holder in the records of the registrar. A global security is a registered security representing the entire amount of the debt of the series registered in the name of a depositary. We will issue debt securities in denominations of $1,000 and multiples of $1,000. We will not offer, sell, resell, or deliver unregistered securities to U.S. persons in connection with their original issuance.
  If appropriate, the prospectus supplement will describe federal income tax consequences applicable to a series of debt securities.

Book-Entry System
  ALLTEL may issue debt securities of any series under a book-entry system in the form of one or more global securities. If ALLTEL chooses to issue debt securities in the form of global securities, each global security will be deposited with The Depository Trust Company and will be registered in the name of the depositary. Upon the issuance of a global security in registered form, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of participants. The depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant. Ownership of beneficial interests in the global security will be limited to such participants or persons that hold interests through participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.
  The purpose of the depositary is to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants. The depositary's book-entry system eliminates the need for physical movement of securities certificates. The depositary has advised ALLTEL that the depositary is

  . a limited purpose trust company organized under the laws of the State of
    New York,
  . a "banking organization" within the meaning of the New York banking law, . a member of the Federal Reserve System, . a "clearing corporation" within the meaning of the New York Uniform
    Commercial Code,
  .  and a "clearing agency" registered pursuant to the provisions of section
    17A of the Exchange Act.

  So long as the depositary or its nominee is the registered owner of a global security, ALLTEL will consider the depositary as the sole owner or holder of the securities represented by such global security for all purposes under the indenture. Owners of beneficial interests in such global security:

  . will not be entitled to have the debt securities registered in their names,
  . will not be entitled to receive physical delivery of certificates representing the debt securities, and
  . will not be considered the owners or holders of the debt securities under the indenture.

  Accordingly, to exercise any rights of a holder under the indenture, each person owning a beneficial interest in such global security must rely on the procedures of the depositary, and if such person is not a participant, on the procedures of the participant through which such person owns its interest. In the event that ALLTEL requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the depositary has informed ALLTEL that it would act upon the instructions of, or authorize, the participant to take such action.
  ALLTEL will make payment of principal of and interest on debt securities represented by a global security to the depositary as the registered owner and holder of the global security representing such securities. Neither ALLTEL, the trustee, nor any paying agent or registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security. Similarly, neither for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
  The depositary has advised ALLTEL that it will credit participants' accounts with payments of principal or interest on the payment date in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. ALLTEL expects that standing instructions and customary practices will govern payments by participants to owners of beneficial interests in the global security held through such participants. This will be similar to the practice used for securities held for the accounts of customers registered in "street name." Participants will be responsible for such payments.

  A global security may not be transferred except as a whole by the depositary to a nominee or successor of the depositary or by a nominee of the depositary to another nominee of the depositary. A global security representing all but not part of the securities is exchangeable for securities in definitive form of like tenor and terms if:

  . the depositary notifies ALLTEL that it is unwilling or unable to continue as depositary for such global security or at any time the depositary is no longer eligible to be a clearing agency registered under the Exchange Act, and in either case, ALLTEL does not appoint a successor depositary within 90 days of receipt of such notice or of ALLTEL's becoming aware of such ineligibility, or
  . ALLTEL decides not to have all of the securities represented by a global security and notifies the trustee of this decision.

  The depositary has further advised ALLTEL that the depositary's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions, including principal and interest payments, to holders, book-entry deliveries, and settlement of trades within the depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which the depositary expects to complete within appropriate time frames.
  However, the depositary's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, third party vendors from whom the depositary licenses software and hardware, and third party vendors on whom the depositary relies for information or the provision of services. The depositary has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third party vendors from whom the depositary acquires services to:

  . impress upon them the importance of such services being Year 2000 compliant and,
  . determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, the depositary is in the process of developing such contingency plans as it deems appropriate.

  According to the depositary, the foregoing information with respect to the depositary has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Exchange of Securities
  A holder of registered debt securities may exchange them for an equal aggregate principal amount of registered debt securities. (Section 2.08(a).)
  To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and unregistered form, a holder of unregistered debt securities may exchange them for an equal aggregate principal amount of registered or unregistered debt securities. (Section 2.08(b).) A holder may not exchange registered debt securities for unregistered debt securities until ALLTEL has notified the trustee and the registrar that, as a result of such exchange, ALLTEL will not suffer adverse consequences under United States laws and regulations.
  Any exchange of debt securities will be for debt securities of the same series and date of maturity in such authorized denominations as the holder may request. Securities must be surrendered for exchange at the agency ALLTEL maintains for such purpose and all other requirements of such agent must be fulfilled.

Lien on Assets
  If at any time ALLTEL subjects any part of its property to a lien ALLTEL will provide equal and proportionate security to the debt securities. Exceptions to this covenant include, liens to which any property or asset acquired by ALLTEL is subject as of the date of its acquisition by ALLTEL and the making of any deposit or pledge to secure public or statutory obligations.
  Nothing contained in the indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, ALLTEL from mortgaging, pledging, or subjecting to any lien any property or assets, whether or not acquired by such person from ALLTEL. (Section 4.02.) Except as described in this section, the indenture does not contain any covenants or other provisions which would afford holders protection in the event of a highly leveraged transaction involving ALLTEL.

Amendment and Waiver
  Subject to certain exceptions, ALLTEL and the trustee may amend or supplement the indenture or the debt securities with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or supplement, with each series voting as a class. The trustee may waive compliance with any provision with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such waiver, with each series voting as a class. Without the consent of each holder affected, any such amendment or waiver may not:

  . reduce the amount of debt securities whose holders must consent to an amendment or waiver;
  . change the rate of or change the time of payment of interest on any debt security;
  . change the principal of or change the fixed maturity of any debt security;
  . waive a default in the payment of the principal of or interest on any debt security;

  . make any security payable in money other than that stated in the debt security;
  . reduce any premium payable upon redemption of any debt security; or . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security. (Section 9.02.)

  ALLTEL and the trustee may amend or supplement the indenture without the consent of any holder to:

  . cure any ambiguity, defect, or inconsistency in the indenture or in the debt securities of any series;
  . provide for the assumption of all the obligations of ALLTEL under the securities and the indenture by any corporation in connection with a merger, consolidation, transfer, or lease of ALLTEL's property and assets substantially as an entirety, as provided for in the indenture;
  . secure the debt securities;
  . provide for uncertificated securities in addition to or in place of certificated debt securities;
  . make any change that does not adversely affect the rights of any holder; . provide for the issuance of, and establish the form and terms and conditions of, a series of debt securities or to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of securities; or
  . add to rights of holders. (Section 9.01.)

Successor Entity
  ALLTEL may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless:

  . the successor entity is a U.S. corporation and assumes all of ALLTEL's obligations under the debt securities and the indenture and, . after giving effect to the transaction, no default under the indenture shall have occurred and be continuing.

  If ALLTEL completes a transaction as described in the previous sentence, ALLTEL's obligations under the securities and the indenture terminate after the transaction is completed, except in the case of a lease. (Section 5.01.)

Deposit of Money or Government Obligations to Pay Securities
  ALLTEL has the right to terminate certain of its obligations under the debt securities and the indenture with respect to the debt securities of any series or any installment of principal of or interest on that series if ALLTEL:

  . irrevocably deposits with the Trustee, in trust for the benefit of the holders of that series or portions thereof, money or obligations of the United States of America sufficient to pay, when due, principal of and interest on the debt securities with respect to which a deposit is made to maturity or redemption or such installment of principal of or interest, as the case may be, and
  . all other conditions set forth in the securities of that series are met. In such event, however, ALLTEL's obligation to pay the principal of and interest on the debt securities shall survive. (Section 8.01; Section 4.01.)

Events of Default
  Holders will have special rights if an event of default occurs and is not cured. The following events are defined in the indenture as events of default:

  . default in the payment of interest for 90 days;
  . default in the payment of the principal of any security of such series; . failure by ALLTEL for 90 days following sufficient notice to comply with any of its other agreements in the debt securities of such series or in the indenture and
  . certain events of bankruptcy or insolvency. (Section 6.01.)

  If an event of default occurs with respect to the debt securities of any series and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of that series may declare the principal to be due and payable. Upon such declaration, such principal and all accrued interest thereon shall be due and payable immediately. (Section 6.02.)
  Subject to such provisions in the indenture for the indemnification of the trustee, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse to follow any such direction that conflicts with law or the indenture, that is unduly prejudicial to the rights of holders of that series or that would subject the trustee to personal liability. (Section 6.05)

  A holder may pursue a remedy with respect to the indenture or the debt securities of any series only if:

  . such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of such series;
  . the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the trustee to pursue the remedy;
  . such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense to be, or which may be, incurred by the trustee in pursuing the remedy;
  . the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  . during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding securities of such series have not given the trustee a direction that is inconsistent with such written request.

  A holder may not use the indenture to prejudice the rights of another holder or to obtain a preference or priority over such other holder. (Section 6.06)
  The trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.01(f).) The trustee may withhold from holders notice of any continuing default, except a default in payment of principal or interest, if it determines that withholding notice is in their interests. (Section 7.05.) ALLTEL is not required under the indenture to furnish any periodic evidence as to the absence of default or compliance with the terms of the indenture.

Concerning the Trustee
  ALLTEL maintains banking relationships in the ordinary course of business with the trustee.

                              PLAN OF DISTRIBUTION
  We may sell the debt securities to or through underwriters. We also may sell the debt securities directly to other purchasers or through agents. Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the debt securities.
  The distribution of the debt securities may be effected from time to time in one or more transactions at:

  . a fixed price or prices, which may be changed, . at market prices prevailing at the time of sale, . at prices related to such prevailing market prices or . at negotiated prices.
  In connection with the sale of the debt securities, underwriters may receive compensation from ALLTEL or from purchasers of the debt securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters and agents that participate in the distribution of the debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and describe any such compensation, in the prospectus supplement.
  Under agreements which may be entered into by ALLTEL, underwriters and agents who participate in the distribution of the debt securities may be entitled to indemnification by ALLTEL against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

  Unless otherwise indicated in the prospectus supplement, we do not intend to list any of the debt securities on a national securities exchange. In the event the debt securities are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities or as to the liquidity of the trading market for the debt securities, whether or not the debt securities are listed on a national securities exchange. The prospectus supplement with respect to the debt securities will state, if known, whether or not any broker-dealer intends to make a market in the debt securities. If no such determination has been made, the prospectus supplement will so state.
  We will set forth the place and time of delivery for the debt securities in the prospectus supplement.

                                 LEGAL OPINIONS
  Friday, Eldredge & Clark, Little Rock, Arkansas, will pass upon legal matters for ALLTEL in connection with the issuance and sale of the debt securities.

                                    EXPERTS
  The consolidated financial statements of ALLTEL as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in ALLTEL's 1998 Form 10-K (as amended by Form 10-K/A filed on March 26, 1999) and are incorporated herein by reference, in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports. The consolidated financial statements of ALLTEL include the financial statements of 360 Communications as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, which were filed with ALLTEL's Report on Form 8-K/A dated September 2, 1998 and which have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in ALLTEL's 1998 Form 10-K. As to certain equity investees of 360 Communications (GTE Mobilnet of South Texas Limited Partnership, New York SMSA Limited Partnership, Orlando SMSA Limited Partnership and Chicago MSA Limited Partnership) such report is based in part on the reports of other independent auditors. The financial statements of 360 Communications referred to above are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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  No person has been authorized to give any information or to make any representation not contained in this prospectus supplement or the prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by ALLTEL Corporation or any Underwriter. This prospectus supplement and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this prospectus supplement or the prospectus at any time does not imply that the information herein or therein is correct at any time subsequent to their respective dates.

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement

Use of Proceeds............................................................. S-2
Description of the Debentures............................................... S-2
Underwriting................................................................ S-6
Legal Opinions.............................................................. S-7

                                  Prospectus
ALLTEL......................................................................   3
Incorporation of Certain Documents by Reference.............................   4
Available Information.......................................................   5
Use of Proceeds.............................................................   5
Certain Financial Information...............................................   6
Description of Securities...................................................   7
Plan of Distribution........................................................  14
Legal Opinions..............................................................  15
Experts.....................................................................  15


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              ALLTEL
              CORPORATION

                                % Debentures due
                                       , 2029

                                   -------

                             PROSPECTUS SUPPLEMENT

                                   -------

                                 Stephens Inc.

                     NationsBanc Montgomery Securities LLC

                             Salomon Smith Barney

                                        , 1999

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